Exhibit 10.1

Six CityPlace Drive, Creve Coeur, MO 63141 Phone 314.656.5300 • smurfit-stone.com

May 7, 2009

John R. Murphy

6822 River Ridge Dr.

Newburgh, IN  47630

Re: Offer of Employment

Dear John:

It is with great pleasure that I extend an offer to you to join Smurfit-Stone Container Corporation (SSCC) as the Senior Vice President and Chief Financial Officer.  I am very pleased that you are considering this offer and I believe that upon your acceptance, you will become an integral part of the SSCC team and can bring great value to the implementation of our strategic initiatives and business plan. Your position will report to me and your principal place of work will be Creve Coeur, Missouri.

This letter contains important information about your position, salary, and the benefits available to you at Smurfit-Stone.  Please read this letter carefully and share your questions or concerns with me.

The following is a summary of the offer:

•                  Compensation.  You will receive an annual salary of $400,000.  You will be paid twice a month, on the 15th and last day of the month.

•                  Vacation.  You are eligible for 4 weeks vacation, subject to the provisions in the Company’s vacation policy.  You will follow the vacation policy to earn additional weeks.

•                  Management Incentive Plan.  During 2009, you will be eligible to participate in the Management Incentive Plan at a target level of 100%.  The bonus will be paid on a semi-annual basis and the bonus for 2009 will be based on Corporate EBITDAR and is subject to the Plan document, all of which will be explained in further detail at the start of your employment.  For 2009, your participation in this plan will be prorated based upon the number of full months you are employed at Smurfit-Stone as defined by the plan. We also anticipate that your target bonus will be 100% for 2010. After SSCC emerges from bankruptcy, we anticipate that the compensation plans will be revised and new plans implemented.

•                  Long-Term Incentive Plan.  Beginning in 2010, if the terms of the plan are approved, you will be eligible to participate at a target level of 100%. The goals of the plan will likely be based on 50% Corporate EBITDAR and a 50% restructuring goal.  We anticipate the first pay-out will be, at the earliest, in 2011, after the Company emerges from bankruptcy.

•                  Relocation.   You will receive the following relocation benefits:  house hunting, final move trip to new location, transportation of household effects, up to 60 days temporary living, lease penalty, $5,000 lump sum, less applicable taxes and deductions, home sale assistance with $1,000 fix-up allowance, sliding scale sale bonus 3%/2%/1% during 90 day marketing period, loss on sale and new home closing costs.  The payments for house hunting, temporary living, lease penalty and new home closing costs will be eligible for tax gross-up.   If home sale does not occur within 90 days, the sale bonus is eliminated and the buyout process begins.  If you voluntarily resign your employment within two years of the start of your employment, you will be required to reimburse the Company the cost of the relocation benefits.  You will be required to sign a reimbursement agreement setting forth this obligation.

Employment Requirements:

Non-solicitation Agreement.  As we discussed, you also agreed as a condition of accepting this offer to sign a non-solicitation agreement, which you will receive under separate cover.

This offer of employment is contingent upon satisfactory results of a pre-employment background check, drug screen and physical examination.  It is my desire that we move quickly to complete this process so that a mutually agreeable start date of May 15, 2009, can be arranged.

 As a Smurfit-Stone employee, you are expected to maintain and uphold Company standards as explained in the Company’s Code of Conduct.  You will be required to agree to these standards in the Code of Conduct at the beginning of your employment.  These standards include:

•                  Complying with applicable laws and regulations

•                  Maintaining the confidentiality of all company and client information

•                  Acting in an ethical and professional manner at all times

Smurfit-Stone Container Corporation is an “at will” employer, which means that the offer letter is not an employment contract.  Your employment with Smurfit-Stone is not for a specified term, and is at the mutual consent of you and the company.  You may be discharged or resign at any time, for any reason, with or without good cause.  This policy cannot be changed or amended, except by written agreement signed by you and an authorized corporate officer.

Benefits:

You will receive additional details on Smurfit-Stone’s entire benefit program, including our 401(k) retirement plan, life insurance, disability, and more.  You will be eligible for medical plan benefits after a thirty-day waiting period with Smurfit-Stone.  If you elect medical plan benefits, you will be required to pay a portion of the medical benefit premium, which will be deducted from each paycheck on a pre-tax basis.

If this letter fulfills our mutual understanding of your employment with Smurfit-Stone, please sign below and fax this offer letter to Ron Hackney at 314-787-6164, so that we can begin to expedite the pre-employment process.  If you have any questions about the terms of this offer, please contact me at 314-656-5252.

John, I believe you will be a great asset to our team.  On behalf of Smurfit-Stone, I want to personally welcome you, and wish you the best in your career with our Company.

Sincerely,

/s/ Patrick J. Moore

Patrick J. Moore

Chairman & CEO

Cc:  Ron Hackney

Accepted:	/s/ John Murphy	Date:	May 8, 2009
John Murphy